EXHIBIT 10.10

Cerep	P 1/5

Service Agreement

This Service Agreement (“Agreement”) is made by and between:

Canterbury Laboratories, LLC with an address 513 Lookout Loop, Eastsound, WA 98245 USA (“CLIENT”)

and

CEREP, having a place of business at le Bois L’Eveque - BP 1 - 86600 Celle L’Evescault, France (“CEREP”)

For the purpose of this Agreement “CEREP” shall mean CEREP SA and its wholly owned subsidiaries.

Preamble. This Agreement confirms the terms and conditions under which CLIENT will disclose to CEREP proprietary or confidential information (“CLIENT INFORMATION”) or materials or samples (“CLIENT MATERIAL”) and under which CEREP will perform any pharmacological and pharmaceutical research services described in CEREP’s catalogues, web site or other sales materials, or any other research services that the Parties may agree to submit to the terms of the present Agreement (hereinafter referred to as “SCIENTIFIC SERVICES”).

1.                  CEREP agrees to carry out SCIENTIFIC SERVICES requested by CLIENT in connection with CLIENT MATERIAL or CLIENT INFORMATION that CLIENT may provide to CEREP. CEREP will indicate to CLIENT within two weeks of receiving CLIENT’s written request, (i) the list of assays and the financial terms for the SCIENTIFIC SERVICES to be performed, and (ii) the time schedule for completion of said SCIENTIFIC SERVICES, by providing CLIENT with a Quotation (“Quotation”). If acceptable to both Parties and except as otherwise mentioned in writing, each Quotation will be considered as part of this Agreement.

2.                  The SCIENTIFIC SERVICES described to date in CEREP’s catalogue, web site or other sales materials may be subject to changes or may be suppressed. To the best of CEREP’s knowledge, CEREP is entitled to perform the SCIENTIFIC SERVICES without infringing any issued patents in the country where the SCIENTIFIC SERVICES are performed. Notwithstanding the foregoing, in no event will CEREP be held liable for not being able to perform any SCIENTIFIC SERVICES requested by CLIENT.

3.                  In carrying out the SCIENTIFIC SERVICES, CEREP will take all necessary steps and make reasonable efforts to ensure that the results obtained are scientifically accurate and valid according to the standards presently accepted in the relevant field.

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4.                  The results of the SCIENTIFIC SERVICES will be reported in writing to CLIENT promptly upon their completion (“Results”). Unless otherwise agreed by the Parties in a Quotation, CLIENT shall pay for the SCIENTIFIC SERVICES as follows:

•	The total amount due for the SCIENTIFIC SERVICES upon receipt of the final report that includes the Results; or
•	The total amount due for the SCIENTIFIC SERVICES performed upon receipt of an interim report including the Results already produced should:
•	additional SCIENTIFIC SERVICES be requested by CLIENT as a follow-up
•	assay(s) be unavailable

Then the remaining amount for the SCIENTIFIC SERVICES performed will be paid by CLIENT upon receipt of the final report.

5.                  Should CLIENT request in writing to have access via the Internet to the data obtained by CEREP as the result of the SCIENTIFIC SERVICES and other related information as the case may be (‘‘Data”), using “Data Online”, a service developed by CEREP on its Web site, such access shall be made under the following conditions :

a.                   CLIENT hereby acknowledges that it has been informed of Data Online’s main operation rules attached hereto as Appendix 1.

b.                  The Data on Data Online are provided to CLIENT on an “as is”, and “as available” basis.

c.                   CEREP may at any time and without prior notice to CLIENT interrupt the access to Data Online if it is necessary to maintain the security of Data Online. CEREP shall not be liable for any direct, indirect, incidental, special, consequential or punitive damages arising out of CLIENT use of, or inability to use, Data Online.

d.                  CEREP agrees that CEREP security measures set forth in this Agreement and as hereto attached in Appendix 1 are efficient and adequate to protect the Data, and that CEREP is fulfilling its confidentiality obligations with regard to the Data pursuant to this Agreement.

e.                   CEREP will not accept liability for any errors or omissions in the contents of Data which may arise as a result of Internet transmission. In no event will CEREP be held liable for any incorrect or lost Data as a result of transmission of the Data as authorized by CLIENT.

6.                  In connection with the SCIENTIFIC SERVICES, CEREP may provide, upon CLIENT’s request, interpretation profile services as described in Appendix 2 to this Agreement. At any time during the term of the present Agreement, CEREP may refuse to provide interpretation profile services requested by CLIENT.

Report derived from interpretation profile services (“Interpretation Profile Report”) is generated using BioPrint® database, a database proprietary to CEREP. BioPrint® data generated by CEREP have been obtained using quality control processes consistent with those used for pharmacological screening or profiling of CLIENT compounds. BioPrinte data derived from literature have been reported with reasonable care and accuracy.

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Interpretation Profile Report is generated using statistical tools and may contain certain errors, omissions or bias usually associated with the use of statistical tools; therefore CEREP makes no representation and warranty with regards to information contained in the Interpretation Profile Report and their suitability for a particular purpose.

CEREP does not warrant to CLIENT (i) that Interpretation Profile Report is patentable in whole or in part and (ii) that the use of such Interpretation Profile Report does not infringe third party’s rights.

7.                  If necessary for the performance of the SCIENTIFIC SERVICES, CLIENT will transfer to CEREP the sufficient or requested quantities of CLIENT MATERIAL involved in the SCIENTIFIC SERVICES and, if deemed necessary, will provide all pertinent information regarding the solubility, stability and/or any other information regarding CLIENT MATERIAL. CEREP will be responsible for and bear the expenses of obtaining any other chemicals, materials, equipment, animals and facilities needed to conduct the SCIENTIFIC SERVICES.

8.                  In return for performance of the SCIENTIFIC SERVICES, CLIENT shall pay CEREP a certain fee indicated in the corresponding Quotation.

9.                  CLIENT MATERIAL supplied to CEREP by CLIENT will be considered as CLIENT’s confidential information and will not be distributed by CEREP to any third party and will remain proprietary to CLIENT. The remaining quantity of CLIENT MATERIAL will be returned to CLIENT upon written request of CLIENT and will not be used by CEREP except as agreed by CLIENT. CEREP agrees not to perform any physical, chemical or biological analysis, other than those listed in the Quotation provided to CLIENT, nor to attempt any determination of the structure of CLIENT MATERIAL (when such CLIENT MATERIAL refers to samples). Notwithstanding the foregoing, CEREP may receive from CLIENT or itself determine the structure of said CLIENT MATERIAL when such determination is strictly necessary for the performance of the SCIENTIFIC SERVICES, as stated in the Quotation and agreed by CLIENT. Should CLIENT MATERIAL be shipped upon request of CLIENT, such shipping will be made at CLIENT’s sole risk and expense, said expense being mentioned in the Quotation.

10.              CLIENT INFORMATION disclosed by CLIENT to CEREP, as defined in the preamble of the present Agreement, the results of the SCIENTIFIC SERVICES and any written report prepared by CEREP for CLIENT (hereafter the “CONFIDENTIAL INFORMATION”), are considered to be confidential and proprietary to CLIENT. CEREP agrees to hold such CONFIDENTIAL INFORMATION in strict confidence and not to disclose it to third parties whether orally, in writing or by way of samples without CLIENT’s prior written consent for a period of five (5) years from the date of the disclosure of said CONFIDENTIAL INFORMATION. Furthermore, CEREP shall not use the CONFIDENTIAL INFORMATION for any purpose other than as recited herein and shall take all necessary and reasonable steps to assure that the CONFIDENTIAL INFORMATION is maintained in confidence. However, CLIENT agrees that CEREP may disclose solely the existence of the engagement of CEREP by CLIENT in normal customer lists prepared by CEREP for general marketing purposes. The obligations of confidentiality and non-use shall apply to each of CEREP’s employees who have access to the CONFIDENTIAL INFORMATION. At the request of CLIENT, CEREP shall destroy all copies of documents containing the CONFIDENTIAL INFORMATION in the possession of CEREP, except that CEREP may retain one (1) copy of such CONFIDENTIAL INFORMATION in its confidential files, solely for record purposes as a mean of determining any continuing obligations under this Agreement. Except as otherwise agreed in writing by the Parties, CEREP will retain a copy of reports and experimental records containing experimental descriptions and data generated from this Agreement for a period of five (5) years from their generation. After this time and on request by CLIENT, CEREP shall provide to CLIENT all experimental records and reports obtained from the work performed under the terms of this Agreement. Should these files not be requested by CLIENT six months after the expiration of the five year period above mentioned, CEREP will be entitled to destroy them.

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11.              All ideas, inventions, data conceived or obtained during the performance of the SCIENTIFIC SERVICES under the terms of this Agreement will be the exclusive property of CLIENT and are to be formally assigned to CLIENT, whether or not patentable, except as otherwise expressly agreed in writing by CLIENT and CEREP. CEREP shall, and shall cause its employees to, (i) execute all documents and perform all acts deemed reasonably necessary by CLIENT to evidence CLIENT’s ownership of the intellectual property and (ii) assist CLIENT in preparing, prosecuting, obtaining, registering, maintaining, defending and enforcing, at CLIENT’s sole expense, discretion and exclusive control, all patents and any foreign equivalents thereof, copyrights, trade secret rights and other proprietary rights. Notwithstanding the foregoing, cLIENT agrees that CEREP’s core technologies shall remain the sole property of CEREP, and that any and all improvements to CEREP’s core technologies, whether or not conceived within the performance of services in connection with this Agreement, shall be the sole property of CEREP. For the purpose of the present Agreement “CEREP’s core technologies” means all models, programs, methodologies, know-how and general knowledge possessed by CEREP, including without limitation, all generally accepted accounting and actuarial principles and all interpretations thereof.

12.              CEREP may supply certain data or experimental procedures to CLIENT that are considered to be confidential and proprietary to CEREP, as clearly indicated by CEREP. CLIENT agrees to hold such information in strict confidence and not to disclose it to third parties whether orally, in writing or by any other means without CEREP’s prior written consent for a period of five (5) years from the date of the disclosure of said information.

13.              One Party (the “RECEIVING PARTY”) shall have no obligation of confidentiality with respect to any information disclosed by the other Party (the “DISCLOSING PARTY”) that:

a.                   is now in the public domain or subsequently enters the public domain without fault or negligence on the part of the RECEIVING PARTY, its employees, or its affiliates; or

b.                  can be demonstrated by documentation or other competent proof to have been in the RECEIVING PARTY’s possession prior to disclosure by the DISCLOSING PARTY; or

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c.                   is properly received by the RECEIVING PARTY from a third party with a valid legal right to disclose such information and such third party is not under confidentiality agreement to the DISCLOSING PARTY; or

d.                  is required to be disclosed pursuant to any order of a court having jurisdiction or any lawful action of a government or regulatory agency; or

e.                   the RECEIVING PARTY’s employees who have no knowledge of the DISCLOSING PARTY’s confidential information subsequently develop such information independently.

14.              CEREP may supply data or experimental procedures to CLIENT that are not confidential. CEREP agrees that CLIENT shall own and he free to use all such non-confidential material without incurring any further obligation.

15.              Indemnification. CLIENT shall defend, indemnify and hold harmless CEREP, its employees, directors and officers, from and against any and all liability which it may incur, by reason of CLIENT’s use of the results of the SCIENTIFIC SERVICES hereunder : provided, however, that CEREP shall indemnify CLIENT, its employees, directors and officers for any claims for injuries to persons or damage which occur on CEREP’s premises or premises under the exclusive, control of CEREP,

16.              CLIENT acknowledges and agrees that research services provided by CFREP are performed on a non-exclusive basis and, accordingly, CEREP has the light to perform similar services tor portles other lhan CLIENT, provided that CEREP shall comply with its obligations of non-disclosure and confidentiality.

17.              Termination of this Agreement shall not affect any rights or obligations of the Parties which may have accrued prior to the termination, nor shall it affect the coming into or continuance In force of any provisions of this Agreement which are expressly, or by implication, intended to come into or continue in force after termination. Notwithstanding the Foregoing, the obligations of the present Agreement will be suspended in the case of the occurrence of any acts of God or force majeure such as but not limited to fire, flooding, water damage, storms and lighting, accidents, an act emanating from an administrative authority, war, rioting, strikes or any other circumstance having a cause beyond the control of one or the other Party, including, without limitation, failure of suppliers, subcontractors or carriers, and preventing said Party from Fulfilling any obligations of the present Agreement.

18.              Independent Contractors. It is not the intent of CEREP and CLIENT to form any partnership or joint venture, and nothing contained herein shall be construed to empower either Party to act as on agent for the other. The Parties agree that each of them shall, in relation to its obligations hereunder, be acting as an independent contractor.

19.              Entire Agreement-Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters addressed herein. This Agreement may not be amended or modified except by a written agreement signed by both Parties hereto.

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20.              Validity. The invalidity or unenforceability of any provision of this Agreement shalt not affect the validity or enforceability of any other provision of this Agreement, each of which shall train in full force and effect.

21.              Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

22.              This Agreement shall in all events and tor all purposes be governed by, and construed in accordance with, the law of France, without regard to any choice of law principle that would dictate the application of the low of another jurisdiction,

23.              This Agreement shall remain in force and effect for a period ol five (5) years from the last of the two signing dates hereafter.

24.              This Agreement may be executed in one or more counterparts by the parties by signature of a person hewing authority to bind the party, each of which when executed and delivered by facsimile, electronic transmission or by mail delivery, will be an original and all of which shall constitute but one and the some Agreement.

CEREP	CLIENT
By:	By: Craig Abolin, PhD
Title:	Title: Chief Scientific Officer
Date:	Date:
Signature	Signature /s/

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APPENDIX 1

DATA ONLINE’S MAIN OPERATION RULES

DESCRIPTION

CEREP Data Online is a web-based, secured system to view study information in real-time and perform safe downloads of data and reports.

ACCESS

•	CEREP’s Data Online services can be accessed using common Internet browserl and are located at https://www.cerep.fr/Secure
•	Unique user name and password will be provided via mail, e-mail or fax to CLIENT when accepting a Quotation, thus mandating CEREP to perform a study. CLIENT will then have online access to the data generated in the scope of the study.
•	CLIENT may require an “Administrator” account granting access to all the data generated in the scope of all the studies performed by CEREP for CLIENT. In this case, CEREP will request a written confirmation by fax or e-mail with a list of person(s) employed by CLIENT, authorised to access such data,
•	CLIENT is responsible for its user name and password.

Two options are available:

•	The Real-time data option enables the CLIENT to view study data as they are produced, and also to extract them into MS Excel.
•	The Final Report option enables the CLIENT to download complete study reports and other related documents as they are produced.

SECURITY / CONFIDENTIALITY

•	To deliver a high level of trust, Entrust & Digicert authenticate CEREP, enabling end users to verify our site and communicate via state-of-the-art SSL encryption. Our server supports all browser SSL encryption types (40 bit, 56 bit, 128 bit strong encryption). All computer operating systems and software are updated immediately upon receipt of the provider’s security bulletin. These security measures are set forth in order to ensure adequate level of confidentiality to protect CLIENT’s data.
•	The user name, password and all Data on Data On Line are strongly encrypted depending on the browser used by the end user (i.e. if the browser supports the highest encryption, it will be automatically used).

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•	Passwords are not stored in any database; they are owned and encrypted by the operating system security mechanism thus the CLIENT is the only one to have knowledge of the password and who can change it as wished.
•	The CLIENT can safely enter his/her password and download files from the secure server before any connection. Furthermore, for real time option, the data transferred corresponds to codes undecipherable for anyone except the CLIENT.
•	The network topology to access the Data Online web server is also secured via state-of-the-art network security solutions. However the CLIENT must be aware of risks inherent to Internet transmissions, which cannot be guaranteed to be fully secured or error-free as information could be intercepted, corrupted, lost, destroyed, or contain viruses. This is why CEREP will not accept liability for any errors or omissions in the contents of Data which may arise as a result of Internet transmission.

To experience the power and convenience of Data Online, use ‘demo’ as login and password.

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APPENDIX 2

DESCRIPTION OF BIOPRINT® SERVICES DELIVERABLES

Phase A. CLIENT’s compound BioPrint® profile

CEREP will profile CLIENT’s compound on BioPrint° assays and will provide CLIENT with the report including results of such profile (CLIENT’s compound profiling data).

Phase B. BloPrint® Analysis

For the purpose of the present section “BioPrint® Analysis” shall mean interpretation of CLIENT’ s compound profiling data to identify the nearest neighbors to CLIENT’s compound and associated ADRs (adverse drug reactions).

B.1. Nearest neighbors to CLIENT’s compound

Should interpretation of CLIENT’s compound profiling data (as described above) be impossible to perform (level of activity, absence of neighbors..), CLIENT will be informed, and no charges will be associated to the Phase B.

Should a BioPrint® Analysis be performed as a result of interpretation of CLIENT’s compound profiling data, CLIENT will receive a report containing (the “Phase B Report”):

•	the chemical narne and the structure (generic name if available) of the five nearest neighbors to CLIENT’s compound;
•	the distance between CLIENT’s compound and its five nearest neighbors (Cluster distances). Cluster distances to other compounds are also included in the report (without the name of such compounds).

B.2. ADR reports

The Phase B Report will also include:

•	the description of ADRs associated to CEREP assays on which CLIENT’s compound is active Spearman coefficient/ risk ratio are generated for each ADR);
•	the description of ADRs of the five nearest neighbors identified.

Phase C. BloPrint® Data

CLIENT may elect to purchase datasets containing information on neighbors identified in Phase B.

Purchased data will be incorporated into the Phase B Report.

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Three datasets are available for purchase (at CLIENT’s sole choice) within the frame of a BioPrint® Analysis:

•	a BioPrint® Full Profile. (which includes Bioprint0 Pharmaco and BioPrint® ADMETox mentioned below),
•	BioPrint® Pharmoco (pharmacological data only),
•	a BioPrint® ADMETox (ADMETox data only).

Purchase of a BioPrint® dataset involves delivery of:

•	neighbors profiling data,
•	ADR report on CLIENT’ s compound and neighbor compounds,
•	A set of different presentations and figures (giving comparative views on inhibition percentage and IC50s from CLIENT’ s compound and neighbors).

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